EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:       Debbie Nalchajian-Cohen

(559) 222-1322

CENTRAL VALLEY COMMUNITY BANK ANNOUNCES

THE ADDITION OF NEW RETAIL AND CONSUMER BANKING

SENIOR VICE PRESIDENT

CLOVIS, CALIFORNIA…October 1, 2007…Daniel J. Doyle, President and Chief Executive Officer of Central Valley Community Bank (Bank), the sole subsidiary of Central Valley Community Bancorp (Company) (NASDAQ:CVCY), is pleased to announce the addition of Lydia Shaw to the Bank’s management team as Senior Vice President. She will replace Shirley Wilburn, who after serving 7 years in that position announced her intent to retire as of January 2, 2008.

With over 24 years of comprehensive financial services management experience, Shaw will join the Bank’s team effective October 1, 2007, overseeing all aspects of retail and consumer activities. A seasoned financial executive, Shaw brings a broad range of experience including, bank operations, consumer banking sales and management, and real estate services from previous financial positions held in the Fresno region, and most recently in Washington State. Prior to joining Central Valley Community Bank, Shaw served as Vice President, Division Manager, for 18 Washington Federal Savings offices where her responsibilities included management of branch operations, human resources, compliance standards, facilities management and strategic development for new branch locations.

“We are extremely pleased to have Lydia return to Fresno joining the senior management team at Central Valley Community Bank. Her proven financial services expertise will serve as a strong leadership foundation for our growing Retail and Consumer Banking team, who continue to be focused on providing high quality banking service to customers throughout California’s Central Valley,” said Daniel J. Doyle, President and CEO of Central Valley Community Bank and Central Valley Community Bancorp.

“As Shirley Wilburn begins the next phase of her life in retirement, her significant contributions to the Bank will be honored and missed by senior management and the board, as well as those whose careers were enriched by her management. As a dedicated team member, Shirley will pave an orderly transition for Lydia as the new senior management member of our team,” stated Doyle.

Central Valley Community Bancorp trades on the NASDAQ stock exchange under the symbol CVCY. Central Valley Community Bank, headquartered in Clovis, California, was founded in 1979 and is the sole subsidiary of Central Valley Community Bancorp. Central Valley Community Bank currently operates twelve offices in Clovis, Fresno, Kerman, Madera, Oakhurst, Prather and Sacramento, and one loan production office in Modesto. Additionally, the Bank operates Real Estate Lending, SBA Lending and Agribusiness Lending Departments. Investment services are also provided by Investment Centers of America and insurance services are provided by Central Valley Community Insurance Services, LLC. Members of Central Valley Community Bancorp’s and the Bank’s Board of Directors are: Daniel N. Cunningham (Chairman), Sidney B. Cox, Edwin S. Darden, Jr., Daniel J. Doyle, Steven D. McDonald, Louis McMurray, Wanda L. Rogers, William S. Smittcamp, and Joseph B. Weirick.

More information about Central Valley Community Bancorp and Central Valley Community Bank can be found at www.cvcb.com.